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EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT is made and entered into this 23rd day of April, 2019 (this “Agreement”) by and between GSV Capital Corp., a Maryland corporation (the “Company”), and Mark D. Klein (the “Executive”).

WHEREAS, the Company is an internally managed, closed-end management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940; and

WHEREAS, the parties desire to enter into this Agreement to secure the Executive’s employment during the Term (as hereinafter defined), on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.
Position. The Company hereby reaffirms its employment of the Executive and the Executive agrees to continue to serve the Company as Chief Executive Officer on the terms and conditions set forth in this Agreement. The Executive also agrees to serve as a director of the Company and as a voting member of the Company’s Investment Committee.

2.
Employment Term. Subject to the provisions of Section 8, the Executive’s employment by the Company under this Agreement commenced on March 12, 2019, (the “Effective Date”) and shall end on December 31, 2022 (the “Term”). Unless terminated earlier pursuant to Section 8, the Term shall be automatically extended for one year on December 31, 2022, and then on each succeeding anniversary of December 31, 2022, unless either party elects, in writing, to terminate this Agreement at least thirty (30) days prior to the expiration of the then current Term. In the event that the Company declines to extend the Term of this Agreement and the Executive’s employment is terminated, the Executive’s termination shall be treated as a termination Without Cause and the Executive shall receive Accrued Benefits through the date of the Executive’s termination and Severance Benefits in accordance with the terms of Section 8(f), provided, however, that the Executive is willing and able to execute such extension and to continue performing services under this Agreement.

3.
Duties. During the Executive’s employment, the Executive shall have all the power, authority and responsibilities customarily related to the Executive’s position as Chief Executive Officer of the Company and as may be assigned by and under the direction and control of the Board of Directors of the Company (the “Board”). During the Term, the Executive shall not engage in any other business activity that would materially interfere with the Executive’s responsibilities or performance of duties under this Agreement, unless approved by the Board. Notwithstanding the foregoing, nothing herein shall prohibit the Executive from (i) subject to prior approval of the Board, accepting directorships unrelated to the Company that do not give rise to any conflicts of interest with the Company or its Affiliates, (ii) engaging in charitable and civic activities, so long as such outside interests do not interfere with the performance of Executive’s duties hereunder, or (iii) engaging in activities expressly permitted by Exhibit A hereto.

4.	Compensation.

a.	Base Salary. During the Term, the Executive shall be compensated for the Executive’s services at an initial annual rate of base salary of eight hundred fifty thousand dollars ($850,000), which may

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be reviewed and increased (but not decreased) on an annual basis by the Board in its sole discretion, payable in accordance with the Company’s regular payroll schedule (the “Base Salary”). All payments made to or on behalf of the Executive under the terms of this Agreement, including all payments of Base Salary and any bonuses, shall be subject to all withholding required by law (such as income and payroll taxes) and such additional withholding as may be agreed upon by the Executive.

b.
Annual Bonus Arrangements. The Executive will be eligible to receive annual bonus payments up to one hundred percent (100%) of the Executive’s then-effective Base Salary, payable in amounts and at such times as determined in good faith by the Board, based on meeting Company performance objectives, performance goals, and other objectives as mutually agreed upon by the Board and the Executive, and as may be amended from time to time (the “Annual Bonus”). The Executive must remain employed by the Company through the date on which the Annual Bonus is earned, which is December 31 of each year, whether or not the Executive remains employed by the Company on the date the bonus is actually payable. Notwithstanding the foregoing, in the event that the Executive is terminated for Cause (as defined below) prior to the payment of any Annual Bonus, the Executive shall not be entitled to the payment of such Annual Bonus.

c.
Equity. The Executive shall, in the Company’s sole discretion, be eligible to receive awards of equity in accordance with the terms and conditions set forth in the applicable equity incentive plan and equity award agreement.

1.	Benefits.

a.
Employee Benefits. During the Term, the Company will provide the Executive the highest level and most favored nation employee benefits coverage (including life, health accident insurance and disability programs) provided by the Company. Such participation shall be subject to the terms of the applicable plan documents and policies generally applicable to Company employees, including, without limitation, plan terms or policies relating to employee contributions under any such plans.

b.
Vacation and Sick Leave. The Executive will be entitled to five (5) weeks of paid time off in the form of vacation and sick leave (without taking into account any qualified disability leave offered pursuant to the Company’s disability benefit programs in place from time to time), subject to the terms and conditions of the Company’s policies, procedures, and practices applicable to similarly situated employees and applicable law.

2.
Business Expenses. The Executive shall be reimbursed for all reasonable expenses (including, without limitation, travel and lodging expenses) incurred by the Executive during the Term, upon presentation by the Executive of documentation, expense statements, vouchers and/or such other supporting information as the Company may reasonably request.

3.
Freedom to Contract. The Executive represents and warrants that the Executive has the right to enter into this Agreement and that the Executive is eligible for employment by the Company. The Executive further agrees to hold the Company and its Affiliates harmless from any and all liability arising out of any contractual obligations entered into by the Executive that would prevent the Executive from performing the services the Executive is required to perform under this Agreement.

4.	Termination. Notwithstanding the provisions of Section 2, the Executive’s employment under this Agreement and the Term hereunder shall terminate on the earliest of the following dates:

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a.
Death. On the date of the Executive’s death. In the event of the death of the Executive, the Company shall pay to the Executive’s legal representatives or named beneficiaries (as designated in a writing delivered to the Company) (the “Estate”) the Executive’s (i) earned but unpaid Base Salary, (ii) any accrued but unpaid paid time off or vacation payable in accordance with applicable Company policy and the terms of this Agreement, (iii) any reimbursable business expenses incurred, but not yet reimbursed to the Executive, and (iv) any benefits earned through the date of the Executive’s termination in accordance with the terms of the applicable benefit plans (collectively, the “Accrued Benefits”). The Accrued Benefits shall be paid by the Company to the Estate within five (5) days of the receipt by the Company of documentation in connection with proof of the Executive’s death, as required by applicable law and reasonably requested by the Company. The Company shall also pay the Estate (i) any unpaid Annual Bonus for the preceding fiscal year and (ii) a pro-rated portion of the Annual Bonus for the current fiscal year based on the number of days that the Executive was employed by the Company for during the year of the Executive’s termination (“Pro-Rated Bonus”), payable in accordance with the timing as set forth in Section 8(h). Furthermore, notwithstanding anything in the applicable equity incentive plan and/or equity award agreement to the contrary, any unvested portion of any equity awards held by the Executive shall vest in full and become exercisable and free from forfeiture or repurchase, as applicable, as of the effective date of the release as set forth in Section 8(i).

b.
Disability. On the date specified in a written notice from the Company terminating the Executive’s employment due to Disability, or in the event no date is specified in the notice, on the date on which the notice is delivered to the Executive. For the purposes of this Agreement, “Disability” shall mean that (x) the Executive shall have failed to perform the services contemplated under this Agreement due to a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a period of 180 consecutive days, or a total of at least 240 calendar days during any 365-day period, or (y) a determination of permanent disability shall have been made by a physician satisfactory to both the Executive and the Company, provided that if the Executive and the Company do not agree on a physician, the Executive and the Company shall each select a physician and these two together shall select a third physician whose determination as to disability shall be binding on both parties. In the event of the termination of the Executive’s employment pursuant to this Section 8(b), the Company shall pay to the Executive the Executive’s Accrued Benefits earned as of the date of the Executive’s termination. The Company shall also pay the Executive (i) any unpaid Annual Bonus for the preceding fiscal year, and (ii) the Pro-Rated Bonus, payable in accordance with the timing as set forth in Section 8(h). Furthermore, notwithstanding anything in the applicable equity incentive plan and/or equity award agreement to the contrary, any unvested portion of any equity awards held by the Executive shall vest in full and become exercisable and free from forfeiture or repurchase, as applicable, as of the effective date of the release as set forth in Section 8(i).

c.
For Cause. On the date of delivery of a notice from the Company terminating the Executive’s employment for Cause. For purposes of this Agreement, the Company shall have “Cause” to terminate the Executive’s employment hereunder in the event: (i) the Executive shall have willfully failed and continued to fail substantially to perform the duties (other than due to Disability or any failure that the Company anticipated or had reason to anticipate after the issuance by the Executive of a notice of termination) for thirty (30) days after a written demand for performance is delivered to the Executive on behalf of the Company which specifically identifies the manner in which it is alleged that the Executive has not substantially performed his duties, provided that the Company's economic performance or failure to meet any specific projection shall not, in and of itself, constitute “Cause”; (ii) the Executive shall have engaged in (A) any material misappropriation of funds, properties, or

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assets of the Company, it being understood that “material” for these purposes shall take into account both the amount of funds, properties or assets misappropriated, and the circumstances thereof (including the intent of the Executive in connection therewith); (iii) any malicious damage or destruction of any property or assets of the Company, whether resulting from the Executive's willful actions or omissions or the Executive's gross negligence; (iv) the Executive shall (A) have been convicted of a crime involving moral turpitude or constituting a felony relating to the Company or (B) entered a plea of nolo contendere to any such crime, either of which has had a material adverse effect upon the business of the Company; (v) the Executive shall have (A) materially breached his obligations under Sections 10, 11 and 13 hereof or (B) breached any of the other material provisions of this Agreement and such breach shall remain uncured by the Executive within 30 days following receipt of notice from the Company specifying such breach; and/or (vi) (AA) the Executive is sanctioned by a federal or state government or agency with material violations, provided that such violations are willful and knowing violations on the Executive’s part, of federal or state securities laws relating to the Company and for which the Executive is directly responsible, or (BB) the Executive is found by any court, or by any judicial or administrative process or proceeding, to have committed any such violation, provided that any such violation has had a material adverse effect upon the business of the Company. In the event of the termination of the Executive’s employment for Cause pursuant to this Section 8(c), the Company shall pay to the Executive Accrued Benefits that had been earned but unpaid as of the date of the termination, and the Executive shall receive no further payments of any kind.

d.
Without Cause. On the date specified in a written notice from the Company terminating the Executive’s employment Without Cause, or in the event no date is specified in the notice, on the date on which the notice is delivered to the Executive, provided that such termination may take place no earlier than thirty (30) days after the Company has provided written notice to the Executive of the Company’s intent to terminate employment. The Company reserves the right to provide payment at the Executive’s then-current Base Salary in lieu of all or any portion of such notice period. For purposes of this Agreement, “Without Cause” shall mean any reason for the Company’s decision to terminate the Executive’s employment other than by reason of the Executive’s death, Disability, or for Cause, as provided in subsections (a) through (c) above. In the event of the termination of the Executive’s employment Without Cause pursuant to this Section 8(d), the Company shall pay to the Executive all Accrued Benefits through the date of such termination, and Severance Benefits (as defined below).

e.
For Good Reason. By the Executive for Good Reason as set forth herein. “Good Reason” for purposes of this Agreement shall mean the occurrence of any of the following events without the Executive’s consent: (i) any material reduction in the Executive’s then current Base Salary; (ii) the assignment to the Executive of any duties inconsistent with his status as Chief Executive Officer of the Company, his removal from the position of Chief Executive Officer of the Company, or a material diminution in the Executive’s duties, title, or reporting relationship; (iii) the relocation of the Executive’s work location to a location that is more than thirty (30) miles from the Executive’s then-current principal work location, provided, however, that travel during the ordinary course of performance of the Executive’s duties will not constitute Good Reason; and/or (iv) the Company ceasing to provide, in the aggregate, substantially the same employee benefits that are set forth in Section 5(a) of this Agreement or a material breach by the Company of any other provision of this Agreement; provided that, in each case, (A) within sixty (60) days of the first occurrence of such event, the Executive must give written notice to the Board stating in reasonable detail the actions or omissions purported to constitute Good Reason, (B) such event is not corrected within thirty (30) days after receiving the Executive’s written notice (the “Cure Period”), and (C) the Executive terminates the Executive’s

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employment within thirty (30) days following the end of the Cure Period. In the event of the termination by the Executive for Good Reason pursuant to this Section 8(e), the Company shall pay to the Executive all Accrued Benefits through the date of such termination, and Severance Benefits.

f.
Severance Benefits. In the event of the termination of the Executive’s employment by the Company under Section 8(d) (Without Cause) and/or by the Executive under Section 8(e) (for Good Reason) (each, a “Qualifying Termination”), the Company shall pay the Executive each of the following benefits (“Severance Benefits”):

(i)
The Company shall pay the Executive a lump sum amount of severance equal to the product of: (A) the Multiplier; and (B) the sum of (aa) the Executive’s then-current Base Salary, and (bb) the Annual Bonus earned by the Executive for the preceding fiscal year (“Prior Annual Bonus”). For purposes of this Agreement, the “Multiplier” shall equal two (2), provided, however, that the Multiplier shall equal three (3) if (x) the Qualifying Termination occurs within the first anniversary of a Change in Control event, (y) the Executive did not vote in favor of such Change in Control, and (z) the Company’s net assets are greater than one hundred million dollars ($100,000,000) as determined by the Board in good faith. This severance amount shall be paid to the Executive within thirty (30) days following the effective date of the release as set forth in subsection (i). For the avoidance of doubt and for purposes of calculating severance under this Section, (1) if the Qualifying Termination occurs during fiscal year 2019, the Prior Annual Bonus shall equal the Executive’s then-current Base Salary; and (2) if the Qualifying Termination occurs during fiscal year 2020, the Prior Annual Bonus shall equal the annualized rate of the Annual Bonus earned for fiscal year 2019.

(ii)
Notwithstanding anything in the applicable equity incentive plan and/or equity award agreement to the contrary, any unvested portion of any equity awards held by the Executive shall vest in full and become exercisable and free from forfeiture or repurchase, as applicable, as of the date of the effective date of the release as set forth in Section 8(i).

(iii)
The Company shall provide, at the Company’s cost, continuation health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) during the eighteen (18) months following the date of termination (“COBRA Coverage Period”), provided that, these payments for continuation coverage under COBRA shall cease prior to the end of the COBRA Coverage Period if the Executive becomes eligible for other group health insurance coverage from a new employer, and provided further that such coverage provided during the COBRA Coverage Period shall be included in (and not in addition to) the continuation period under COBRA.

(iv)	The Executive shall receive any unpaid Annual Bonus for the preceding fiscal year and the Pro-Rated Bonus, payable in accordance with the timing as set forth in Section 8(h).
For the purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following events during the Term:

(i)	a majority of the Board ceases to be comprised of Incumbent Directors (as defined below); or

(ii)
any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) is or becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Securities Exchange

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Act) of more than 25% of the combined voting power of the then-outstanding voting stock of the Company; or

(iii)
the consummation of a consolidation, merger, stock sale or similar transaction or series of related transactions (or a sale or transfer of all or substantially all of the Company's assets) (each, a "Business Transaction"), unless, in any such case, (A) no Person (other than the Company, any entity resulting from such Business Transaction or any employee benefit plan (or related trust) sponsored or maintained by the Company, any Subsidiary or such entity resulting from such Business Transaction) beneficially owns, directly or indirectly, 25% or more of the combined voting power of the then-outstanding shares of voting stock of the entity resulting from such Business Transaction or, if it is such entity, the Company, and (B) at least one-half of the members of the Board of Directors of the entity resulting from such Business Transaction were Incumbent Directors at the time of the execution of the initial agreement providing for such Business Transaction; or

(iv)	the dissolution or liquidation of the Company.
For purposes of this Agreement, “Incumbent Directors” shall mean individuals who, as of the date hereof, are directors of the Company and any individual becoming a director subsequent to the date hereof whose election, nomination for election by the Company's shareholders or appointment was approved by a vote of at least two-thirds of the then Incumbent Directors (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination); provided however, that an individual shall not be an Incumbent Director if such individual's election or appointment to the Board occurs as a result of an actual or threatened election contest (as described in Rule 14a-12(c) of the Exchange Act) with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

g.
By the Executive. Notwithstanding the foregoing, the Executive may terminate the Executive’s employment under this Agreement, provided that such termination may take place no earlier than thirty (30) days after the Executive has provided written notice to the Company of the Executive’s intent to terminate employment. The Company reserves the right to provide payment at the Executive’s then-current Base Salary in lieu of all or any portion of such notice period. In the event Executive terminates the Executive’s employment under this Section 8(g), the Executive shall receive all Accrued Benefits through the date of such termination.

h.
Bonus Payment Timing. Subject to the execution and non-revocation of a release as set forth in Section 8(i) and in substantially similar to the form attached hereto as Exhibit B, the Company shall (A) pay any unpaid Annual Bonus for the preceding fiscal year otherwise payable under this Section 8 within thirty (30) days following the date of the effective date of such release; and (B) subject to the execution and non-revocation of an additional release of claims substantially similar to the form attached hereto as Exhibit B, pay the Pro-Rated Bonus otherwise payable under this Section 8 in accordance with the Company’s regular bonus payment schedule for the Annual Bonus for that calendar year, as otherwise payable to similarly situated active employees of the Company, but no later than 2.5 months following the end of the calendar year in which it was earned.

i.
Release. As a precondition to the payment of any amounts or benefits in addition to earned but unpaid Base Salary upon termination of the Executive’s employment under this Agreement, including but not limited to each Severance Benefit, the Executive or the Estate, as applicable, shall be required to execute one or more release of any claims against the Company, Affiliates,

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and their employee, officers, directors, and shareholders arising out of the Executive’s employment or termination in a form attached hereto as Exhibit B.

5.
Intellectual Property. All inventions, technology, processes, innovations, ideas, improvements, developments, methods, designs, analyses, trademarks, service marks, and other indicia of origin, writings, audiovisual works, concepts, drawings, reports and all similar, related, or derivative information or works (whether or not patentable or subject to copyright), including but not limited to all patents, copyrights, copyright registrations, trademarks, and trademark registrations in and to any of the foregoing, along with the right to practice, employ, exploit, use, develop, reproduce, copy, distribute copies, publish, license, or create works derivative of any of the foregoing, and the right to choose not to do or permit any of the aforementioned actions, which relate to the Company’s actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Executive while employed by the Company or any of their predecessors (collectively, the “Work Product”) belong to the Company. All Work Product created by the Executive while employed by the Company or any of its predecessors will be considered “work made for hire,” and as such, the Company is the sole owner of all rights, title, and interests therein. All other rights to any new Work Product and all rights to any existing Work Product, including but not limited to all of the Executive’s rights to any copyrights or copyright registrations related thereto, are conveyed, assigned and transferred to the Company pursuant to this Agreement. The Executive will promptly disclose and deliver such Work Product to the Company and, at the Company’s expense, perform all actions reasonably requested by the Company (whether during or after the Executive’s employment with the Company) to establish, confirm and protect such ownership (including, without limitation, the execution of assignments, copyright registrations, consents, licenses, powers of attorney and other instruments).

Notwithstanding the foregoing, to the extent required under California Labor Code Sections 2870-2872, nothing in this Section 9 shall apply to any invention that the Executive developed entirely on the Executive’s own time, without using the Company’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (i) relate to the Company business at the time of conception or reduction to practice, or to actual or demonstrably anticipated research or development of the Company; or (ii) result from any work performed by the Executive for the Company.

6.
Confidential Information. The Executive agrees that, during the Executive’s employment with the Company or its Affiliates and following termination of the Executive’s employment, except as required by law, the Executive will not, directly or indirectly, at any time, disclose to any third person or use in any way any non-public information or Confidential Information.

a.
Definition. For purposes of this Agreement, “Confidential Information” shall mean any confidential or proprietary information, including but not limited to: (a) technical, operational and financial information, data, Trade Secrets, formulae, processes, techniques, formats, specifications, manufacturing methods, treatment methods, designs, sketches, photographs, plans, drawings, specifications, samples, reports, pricing information, studies, findings, marketing plans or proposals, inventions, ideas, customer and client lists, information related to business opportunities and business development, and confidential programs or procedures; (b) any intellectual property owned or licensed by the Company or its Affiliates; (c) any information maintained by the Company or its Affiliates as confidential or proprietary information, whether or not it is marked as confidential; and (d) information received by the Company or its Affiliates from third parties under confidential conditions.

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b.
Notwithstanding the foregoing, Confidential Information shall not include information: (i) that at the date hereof is in the public domain; (ii) that has come within the public domain through no fault or action of the Executive that has the obligation of confidentiality (provided, however, that the fact that general information may be in or become part of the public domain, in and of itself, does not exclude any specific information from the obligations of this Agreement); (iii) that after the date hereof has been obtained lawfully from any third party which was entitled to disclose such information; and/or (iv) that the Executive is compelled to disclose by any judicial or administrative order after having given prompt notice of such order to the Company.

c.	Obligations with respect to Confidential Information. The Executive agrees that, during the Term and thereafter, the Executive will:

(i)	hold the Confidential Information in strict confidence; and

(ii)	not give, sell or disclose Confidential Information to any other third party, unless such party is an auditor or contractor hired by the Company and then only upon written approval of the Board.

For avoidance of doubt, nothing in this Agreement shall prevent the Executive from sharing any Confidential Information or other information with regulators or appropriate governmental agencies without notice to the Company, whether in response to subpoena or otherwise, under the whistleblower provisions of federal law or regulation, and no prior authorization or notification is required prior to the Executive making any such reports or disclosures, provided, that no attorney client privilege shall be waived.

7.
Trade Secrets. The Executive acknowledges that the Executive’s obligations under Section 10 are separate and distinct from the Executive’s promise and obligation, affirmed by this Agreement, not to disclose or use the Company’s or its Affiliates’ “Trade Secrets,” as defined by the applicable federal and state laws. During and at all times after the Term, Trade Secrets of the Company shall be subject to the maximum protections available under applicable law and no less protection than that provided by this Agreement applicable to “Confidential Information,” as described in Section 10.

8.
Protected Rights. Nothing in this Agreement prohibits the Executive from reporting to any governmental authority information concerning possible violations of law or regulation. Provided the Executive does so consistent with 18 U.S.C. § 1833, the Executive may disclose Trade Secret information to a government official or to an attorney for the purposes of obtaining legal advice or use it in certain court proceedings without fear of prosecution or liability if the Trade Secret information is filed under seal.

9.
Non-Disparagement. The Executive and the Company each agrees that during the Term and thereafter, neither party will disparage the other, including any products, services or practices, any affiliates, directors, officers, agents, representatives, stockholders or affiliates of the Company, either orally or in writing at any time. For the avoidance of doubt, nothing in this Agreement shall prohibit the either the Company or the Executive from making truthful statements (a) in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), or (b) to regulators or appropriate government agencies in fulfillment of their statutory or regulatory obligations.

10.	Company Property. All information, materials, documents, supplies, equipment, and other property furnished to the Executive by the Company in connection with performance of services under this

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Agreement will be and remain the sole property of the Company. On the date of the termination of the Executive’s employment under this Agreement for any reason, or at any other time at the Company’s request, the Executive must return to the Company all tangible and intellectual property in whatever form belonging to the Company (including, but not limited to, Confidential Information, Company vehicles, laptops, computers, cell phones, wireless electronic mail devices, code, and other equipment, information, documents, and property).

11.
Non-Disclosure. Except as otherwise required by law (including, without limitation, in all required filings with the Securities and Exchange Commission), the Executive shall not disclose the financial terms of this Agreement to any person or entity, except that the financial terms of this Agreement may be disclosed to: (a) the Executive’s attorneys, accountants, or financial or tax advisors, and (b) members of the Executive’s immediate family; provided, in the case of each of (a) and (b), that such persons agree not to reveal the financial terms of this Agreement any further.

12.
Successors and Assigns, No Third Party Beneficiaries. The rights and obligations of the Company under this Agreement shall be binding on and inure to the benefit of the Company, its successors and permitted assigns. The rights and obligations of the Executive under this Agreement shall be binding on and inure to the benefit of the heirs and legal representatives of the Executive. Neither party may assign this Agreement without the prior written consent of the other, except that the Company may assign the Agreement to any entity acquiring all or substantially all of the assets or the business of the Company.

13.
Waiver or Modification. Any waiver by the Company of a breach of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any other breach of such provision of this Agreement. The failure of the Company to insist on strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive the Company of the right thereafter to insist on strict adherence to that term or any other term of this Agreement. Neither this Agreement nor any part of it may be waived, changed or terminated orally, and any waiver, amendment or modification must be in writing signed by the Executive and the Company.

14.
Choice of Law; Arbitration; Choice of Forum. This Agreement will be governed and construed and enforced in accordance with the laws of the State of California without regard to its conflicts of law rules. Any controversy, dispute or claim arising out of this Agreement or relating to the Executive’s employment with Company shall first be settled through good faith negotiation. If the parties are unsuccessful at resolving the dispute through negotiation, except for injunctive or other equitable relief or as otherwise provided in this Agreement, any and all legal proceedings arising out of or relating to this Agreement or relating to the Executive’s employment with Company, whether sounding in contract, tort or statute, shall be resolved through a confidential arbitration administered by Judicial Arbitration & Mediation Services, Inc. (“JAMS”) pursuant to the JAMS Employment Arbitration Rules and Procedures, or successor rules then in effect and to the extent permitted by law. The rules and further information are available at www.jamsadr.com. The Federal Arbitration Act, as then in effect, shall govern the interpretation and enforcement of such arbitration proceeding. The arbitrator shall apply California State law to the merits of any dispute or claim, without reference to rules of conflict of law. Any determination or decision by the arbitrator will be final and binding upon the parties and may be enforced in any court of law. The parties agree that any arbitration will take place on an individual, and not on a class, basis. Subject to the provisions of this Section regarding arbitration, the Executive and the Company hereby submit to the exclusive jurisdiction and venue of the federal and state courts located in California for the resolution of any and all claims, causes of action or disputes arising out of, related to the enforcement, if necessary, of any arbitral award made pursuant to the provisions of this Section, and the Executive agrees to waive any claim relating to forum non conveniens.

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Executive Initials /s/ MK        Company Representative /s/ AG

15.
Entire Agreement; Construction. This Agreement contains the entire understanding of the parties relating to the subject matter of this Agreement and supersedes all other prior written or oral agreements, understandings or arrangements between the parties relating to the subject matter hereof. The Executive acknowledges and agrees that the compensation paid under the terms of this Agreement shall be in full satisfaction of any amounts due in connection with the Executive’s employment with the Company except as otherwise expressly agreed to in writing. The Executive acknowledges that, in entering into this Agreement, the Executive did not rely and has not relied on any statements or representations not contained in this Agreement. The parties acknowledge and agree that they have been represented by counsel and that each of the parties has participated in the drafting of this Agreement. Accordingly, it is the intention and agreement of the parties that the language, terms and conditions of this Agreement are not to be construed in any way against or in favor of any party hereto by reason of the responsibilities in connection with the preparation of this Agreement.

16.
Severability. Any term or provision of this Agreement that is determined to be invalid or unenforceable by any court of competent jurisdiction in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction and such invalid or unenforceable provision shall be modified by such court so that it is enforceable to the extent permitted by applicable law.

17.
Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the latest addresses provided to the other party.

18.
Affiliates. Whenever used in the Agreement, the term “Affiliates” shall refer to any parent, subsidiary, or other entity (including but not limited to any parent or subsidiary of any such parent, subsidiary or other entity) connected to the Company by common ownership and control, regardless of corporate form.

19.
Section 409A Compliance. Except as otherwise expressly provided in this Agreement, any payment that would otherwise constitute deferred compensation within the meaning of Section 409A of the Internal Revenue Code of 1986 (the “Code”), as amended (“Section 409A”), shall be paid within 2 ½ months following the end of the year in which such amount has been earned, but in no case later than the December 31st following the calendar year in which such compensation is otherwise earned. Although the Company makes no guarantee with respect to the tax or other treatment of payments or benefits under this Agreement and shall not be responsible in any event with regard to this Agreement’s compliance with Section 409A, payments under this Agreement are intended to be exempt from or comply with the applicable requirements of Section 409A and will be limited, construed and interpreted in a manner so as to comply therewith. In furtherance of the foregoing:

a.
notwithstanding any provision of this Agreement to the contrary, if the Executive is a “specified employee” as defined for purposes of Section 409A, then all payments to be made to the Executive hereunder due to the termination of employment will be paid, or commence to be paid, on the earlier of the date which is six (6) months after (x) the date that the Executive’s employment with the Company is terminated; or (y) the date of death;

EXECUTION COPY

b.
notwithstanding any provision of this Agreement to the contrary, the Executive’s employment with the Company will not be deemed to have been terminated unless and until the Executive has had a “separation from service,” as determined under Section 409A; and

c.	each payment that is part of a series of payment will be a single payment for purposes of Section 409A.

20.
Section 280G. If any payment(s) or benefit(s) the Executive would receive pursuant to this Agreement and/or pursuant to any other agreement or arrangement would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, (b) but for this Section, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), and (c) if the net-after tax amount (taking into account all applicable taxes payable by the Executive, including any Excise Tax) that the Executive would receive with respect to such payments or benefits does not exceed the Reduced Amount, then such payment(s) or benefit(s) (collectively, “Payments”) shall be reduced to the Reduced Amount. The “Reduced Amount” shall be the largest portion of the Payments that can be paid or provided without causing any portion of the Payments being subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payments equal the Reduced Amount, reduction shall occur in the following order: (i) first, any severance payments; (ii) second, any other cash payments due under any other agreement between the Company and the Executive; (iii) third, cancellation of the acceleration of vesting of any stock options; (iv) fourth, cancellation of the acceleration of vesting of any restricted stock and restricted stock units; and (v) lastly, other non-cash forms of benefits. Calculations of the foregoing will be performed at the expense of the Company by an accounting firm selected by the Company. The determinations of such accounting firm shall be final, binding and conclusive upon the Company and the Executive.

21.
Indemnification. The Executive shall not be liable to the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by the Executive in good faith on behalf of the Company and in a manner reasonably believed by the Executive to be within the scope of the authority conferred on the Executive by this Agreement, except that the Executive shall be liable for any such loss, damage or claim incurred by reason of the Executive’s fraud or intentional malfeasance. To the fullest extent permitted by applicable law, the Company shall indemnify the Executive for any loss, damage or claim incurred by the Executive by reason of any act or omission performed or omitted by the Executive in good faith on behalf of the Company and in a manner reasonably believed by the Executive to be within the scope of the authority conferred on the Executive by this Agreement, except that the Executive shall not be entitled to be indemnified in respect of any loss, damage or claim incurred by the Executive by reason of the Executive’s gross negligence or willful misconduct with respect to such acts or omissions, as determined by a final and non-appealable arbitration adjudication pursuant to the provisions of Section 18; provided, however, that, for the avoidance of doubt, any indemnity under this Section shall be provided out of and to the extent of Company assets only, and the members of the Company shall have no personal liability on account thereof. To the fullest extent permitted by applicable law, expenses (including reasonable and documented legal fees) incurred by the Executive in defending any claim, demand, action, suit or proceeding brought by any person or entity other than Company or any Affiliate shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Executive to repay such amount if it shall ultimately be determined that the Executive is not entitled to be indemnified as authorized in this Section.

EXECUTION COPY

22.
Legal Fees of the Executive. The Company will pay, or reimburse the Executive, for the reasonable legal fees and expenses incurred by the Executive’s legal counsel in connection with entering into this Agreement up to twenty-five thousand dollars ($25,000).

23.
Survival. The covenants, agreements, representations and warranties contained in this Agreement shall survive the termination of the Term and the Executive’s termination of employment with the Company or its Affiliates at any time and for any reason.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties as of the first date written above.

EXECUTIVE:                            GSV CAPITAL CORP.

/s/ Mark D. Klein_____________                By: /s/ Allison Green_____________
Mark D. Klein
Name: Allison Green ______

Title: Chief Financial Officer_______

Exhibit A

Permitted Activities

Provided that such involvement will not adversely impact in any material respect Executive’s performance of his duties and obligations to the Company under this Agreement, the Executive may engage in all activities of the Executive described in the biography of the Executive as it appears on the Company’s most recent Proxy Statement filed with the Securities and Exchange Commission.

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Exhibit B

FORM RELEASE AGREEMENT

This Release Agreement (“Release”) is entered into by and between GSV Capital Corp., together with its parents, subsidiaries, predecessors, successors and affiliates (the “Company”) and Mark D. Klein (the “Executive”) (each a “Party,” collectively, the “Parties”).

WHEREAS, the Executive is currently employed by the Company as the ______________ of the Company;

WHEREAS, the Parties have entered into that certain employment agreement effective as of __________________ (the “Employment Agreement”);

WHEREAS, [the Company wishes to terminate the Executive’s employment without Cause OR the Executive wishes to terminate employment for Good Reason (each as defined in the Employment Agreement) OR the Executive’s employment has been terminated due to Disability (as defined in the Employment Agreement) OR the Executive’s employment has been terminated due to the Executive’s death]; and

WHEREAS, the Executive’s right to receive certain severance benefits as set forth in the Employment Agreement is conditioned on the Executive executing this Release.

In consideration of the mutual covenants and promises each Party has made to the other as set forth in this Release and the Employment Agreement, the Parties agree as follows:

1.
Separation Date. The Executive agrees that the Executive’s employment with the Company shall end as of [_____________________] (the “Separation Date”). As of the Separation Date, the Executive (a) shall cease to be an employee of the Company, and (b) shall no longer be authorized to bind the Company or to hold himself or herself out as an employee or agent of the Company. [During the Executive’s employment through the Separation Date, the Executive agrees that the Executive will reasonably assist in the transition of his or her duties and responsibilities as reasonably directed by the Company.]

2.	Accrued Compensation and Benefits.

a.
Even if the Executive does not sign this Agreement, (A) the Company shall pay the Executive, through the Separation Date, the Executive’s Accrued Benefits (as defined in the Employment Agreement), and (B) (a) the Company shall offer the Executive benefits to which the Executive is entitled under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), and (b) the Executive shall retain all benefits under the Company's 401(k) plan in accordance with terms of such plan.

b.
As of the Separation Date, the Executive shall cease to be entitled to any further compensation, monies or other benefits from the Company, including coverage under any benefits plans or programs sponsored by the Company as of the Separation Date, except as otherwise expressly provided in this Release or otherwise required by law.

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3.	Severance Benefits.

a.
Subject to the execution [and non-revocation] of this Release, and following the Effective Date of this Release (as defined below), the Company will pay the Executive the [(Severance Benefits as defined in, and in the accordance with the terms set forth in, the Employment Agreement) OR (the Annual Bonus, Pro-Rated Bonus, and accelerated vesting of equity as set forth in Section 8(a) OR Section 8(b) of the Employment Agreement (“Severance Payment”)].

b.
The Executive acknowledges and agrees that the [Severance Benefits OR Severance Payment] (except the payments set forth in Section 2(a) hereof) are in lieu of any other compensation due or payable to the Executive in connection with his or her termination of employment, including, without limitation, any severance, bonus, pay in lieu of notice, short or long-term incentive or any other compensation or remuneration of any type. The Executive further acknowledges and agrees that the compensation set forth in this Section is sufficient consideration for the releases set forth herein, and that the Executive is not otherwise entitled to this consideration. In the event that the Executive does not sign[, or revokes,] this Release, the Executive shall not be entitled to any portion of the [Severance Benefits OR Severance Payment].

4.
Release of Claims. In exchange for the consideration provided in this Release, the Executive, on behalf of the Executive and the Executive’s heirs, executors, representatives, agents, insurers, administrators, successors and assigns, irrevocably and unconditionally fully and forever waives, releases and discharges the Company and its current and former parent companies, subsidiaries and any affiliated companies as well as any of their respective current and former insurers, directors, officers, agents, shareholders, and employees, or any of their predecessors, successors or assigns (collectively, the “Released Parties”) from any and all claims, demands, actions, causes of actions, obligations, judgments, rights, fees, damages, debts, obligations, liabilities and expenses (inclusive of attorneys’ fees) of any kind whatsoever (collectively, “Claims”), whether known or unknown, from the beginning of time to the date of the Executive’s execution of this Release, including, without limitation, any claims under any federal, state, local or foreign law, that the Executive may have, have ever had or may in the future have arising out of, or in any way related to, including but not limited to, (i) the Executive’s hire, benefits, employment, termination or separation from employment with the Company and any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter; (ii) any and all claims for compensation of any type whatsoever, including but not limited to claims for salary, wages, bonuses, commissions, incentive compensation, vacation and/or severance (excluding claims under any tax-qualified retirement plan or fully-insured welfare benefit plan); and (iii) any and all claims arising under tort, contract and/or quasi-contract law, including but not limited to claims of breach of an expressed or implied contract, tortious interference with contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm, wrongful or retaliatory discharge, fraud, defamation, slander, libel, false imprisonment, negligent or intentional infliction of emotional distress. The Executive acknowledges and agrees that the Executive is releasing the Released Parties from all claims relating to or arising from the Executive’s employment with the Company to the fullest extent permitted by law. The Executive further acknowledges and agrees that this release provision includes, but is not limited to, rights and claims arising under Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Genetic Information Nondiscrimination Act, the Family and Medical Leave Act, and any state, municipal, or local statute, law, regulation or ordinance relating to employment, disputed wages, discrimination, retaliation, or leave.

5.
Release of Unknown Claims. For the purpose of implementing a full and complete release, the Executive expressly acknowledges that the release in this Release is intended to include in its effect, without limitation, claims that the Executive did not know or suspect to exist in his or her favor at the time of the execution of this Release, regardless of whether the knowledge of such claims, or the facts upon which they might be based, would materially have affected this Release, and that the consideration given under this Release was also for the release of those claims and contemplates the extinguishment of any such unknown claims. The Executive does hereby specifically assume such risk and agrees that this Release and, except as otherwise set forth in the Release, the releases contained herein shall and do apply to all unknown or unanticipated results of any and all matters caused by or connected with his or her employment with and separation from the Company, as well as those currently known or anticipated.

6.	Waiver of Rights and Excluded Claims.

a.
The Executive waives any right to recover in a civil suit or proceeding brought by any governmental agency or other individual on the Executive’s behalf against the Company based on any act or omission arising or occurring prior to the date of the execution of this Release, whether known or unknown at the time of execution, or to participate in any such action brought by another individual. The Executive acknowledges and agrees that under no circumstances will the Executive be entitled to recover money damages or any other monies from the Company other than those described in this Release. The Executive waives all rights to monetary damages or individual relief resulting from any such charge or complaint brought before the EEOC or equivalent state or local employment rights agency.

b.
Notwithstanding the foregoing or anything to the contrary in this Release, nothing contained in this Release (A) waives or releases the Executive’s right to (i) file a charge or complaint, participate in proceedings conducted by, or communicate with a government agency, (ii) to bring future claims arising after the Separation Date, and/or (B) limits the Executive’s right to enforce the terms of this Release.

7.
Return of Property. By signing this Release, the Executive represents that the Executive has returned all Company property, including car, identification cards or badges, access codes or devices, keys, laptops, computers, telephones, mobile phones, hand-held electronic devices, credit cards, electronically stored documents or files, physical files and any other Company property previously in the Executive’s possession.

8.
Representations. The Executive represents that the Executive is the only person able to assert any right or claim arising out of the Executive’s employment with or separation from the Company. The Executive represents that the Executive has not: (i) brought a charge or suit against the Company in connection with any of the Claims, including, but not limited to, any claim or charge before the EEOC, or (ii) assigned or transferred or purported to assign or transfer, to any person or entity, any Claim or any portion thereof or interest therein which the Executive may have against the Company.

9.	Notice and Revocation.

a.
The Executive acknowledges that the Executive was given at least [twenty-one (21) OR forty-five (45)] days to consider the terms of this Release and consult with an attorney of the Executive’s choice. To the extent that the Executive elects to enter into this Release prior to the expiration of such period, the Executive acknowledges that the Executive has done so voluntarily and has knowingly waived the balance of such consideration period. The Executive understands that, to be eligible for the [Severance Benefits OR Severance Payment], the Executive must return this Release, signed and dated, no later than 11:59pm ET on the [twenty-first (21st) OR forty-fifth (45th)] day after Executive receives this Release, to the Company at: ADDRESS.

b.
The Executive understands that Executive has seven (7) days from the date the Executive signs this Release to revoke the Release by delivering notice of revocation by 11:59pm ET to ADDRESS before the end of such seven-day period, and that this Release will not become effective until the eighth (8th) day after the Executive has delivered this Release, signed and dated, to the Company without revoking the Release (“Effective Date”).

10.
Restrictive Covenants. The Executive acknowledges that, as a condition of receipt of the [Severance Benefits OR Severance Payment], the Executive shall continue to be bound by the covenants and obligations in the Employment Agreement, to the extent that such covenants and obligations are meant to survive the termination of the Executive’s employment.

11.
Confidentiality of Release. The Executive understands and agrees that the terms of this Release are strictly confidential and shall not be disclosed to any third party (other than the Executive’s immediate family, the Company, or legal advisors or as required by law) without the prior written consent of the Company.

12.
No Admission of Liability. The Executive agrees that the Company does not admit any allegations made against it in any claims, charges, complaints, actions, causes of action, suits, grievances, controversies, disputes, or demands. Nothing contained in this Release, nor any of the acts taken thereunder, will be deemed or construed as an admission of liability of any violation of any applicable law, statute, ordinance, order, regulation, or constitution of any kind.

13.
Reimbursement of Costs. The Executive agrees that, if the Executive violates the terms of this release or brings suit against the Company based on events occurring prior to the Executive signing this Release (other than to enforce the terms of this Release), the Executive will reimburse the Company for any attorney fees, costs, or other damages arising from the Executive’s breach of the release.

14.
Governing Law, Arbitration, and Forum. This Release will be governed and construed and enforced in accordance with the laws of the State of California without regard to its conflicts of law rules. Any controversy, dispute or claim arising out of this Release shall first be settled through good faith negotiation. If the parties are unsuccessful at resolving the dispute through negotiation, except for injunctive or other equitable relief or as otherwise provided in this Release, any and all legal proceedings arising out of or relating to this Release shall be resolved through a confidential arbitration administered by Judicial Arbitration & Mediation Services, Inc. (“JAMS”) pursuant to the JAMS Employment Arbitration Rules and Procedures, or successor rules then in effect and to the extent permitted by law. The rules and further information are available at www.jamsadr.com. The Federal Arbitration Act, as then in effect, shall govern the interpretation and enforcement of such arbitration proceeding. The arbitrator shall apply California State law to the merits of any dispute or claim, without reference to rules of conflict of law. Any determination or decision by the arbitrator will be final and binding upon the parties and may be enforced in any court of law. The parties agree that any arbitration will take place on an individual, and not on a class, basis. Subject to the provisions of this Section regarding arbitration, the Executive and the Company hereby submit to the exclusive jurisdiction and venue of the federal and state courts located in California for the resolution of any and all claims, causes of action or disputes arising out of, related to the enforcement, if necessary, of any arbitral award made pursuant to the provisions of this Section, and the Executive agrees to waive any claim relating to forum non conveniens.

Executive Initials         Company Representative

15.
Severability. Any term or provision of this Release that is determined to be invalid or unenforceable by any court of competent jurisdiction in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Release or affecting the validity or enforceability of any of the terms or provisions of this Release in any other jurisdiction, and such invalid or unenforceable provision shall be modified by such court so that it is enforceable to the extent permitted by applicable law.

16.
Counterparts. This Release may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall together be one and the same agreement. The Parties agree that signatures transmitted by facsimile or electronic mail will be deemed originals and that a facsimile, photocopy, or scanned image of this Release, including without limitation counterparts and any signature(s) or other marks thereon, shall be admissible in any legal, administrative, or other proceeding related to this Release with the same weight and binding effect as an original.

17.
Waiver; Amendments. Any waiver by either Party of a breach of any provision of this Release will not operate as, or be construed to be, a waiver of any other breach of such provision of this Release. The failure of either Party to insist on strict adherence to any term of this Release on one or more occasions will not be considered a waiver or deprive either Party of the right thereafter to insist on strict adherence to that term or any other term of this Release. Neither this Release nor any part of it may be waived, changed, or terminated orally. Any waiver, amendment or modification must be in a writing signed by both the Executive and the Company.

18.
Entire Agreement; Construction. This Release, together with the Employment Agreement, contains the entire understanding of the Parties relating to the subject matter of this Release and supersedes all other prior written or oral agreements, understandings or arrangements between the Parties relating to the subject matter of this Release. The Executive acknowledges that, in entering into this Release, the Executive did not rely and has not relied on any statements or representations not contained in this Release.

[Signature Page Follows]

Executive’s Acknowledgment of Knowing and Voluntary Release

BY EXECUTING THIS RELEASE, I ACKNOWLEDGE:

I HAVE CAREFULLY READ THIS RELEASE AND I FULLY UNDERSTAND ALL OF THE PROVISIONS OF THIS RELEASE.

I HAVE BEEN ENCOURAGED AND ADVISED IN WRITING TO SEEK ADVICE FROM COUNSEL OF MY CHOOSING REGARDING THIS RELEASE AND HAVE DONE SO TO THE EXTENT I DEEM APPROPRIATE.

[I HAVE BEEN GIVEN ADEQUATE TIME, TWENTY ONE (21) BUSINESS DAYS, TO REVIEW THE RELEASE.]

IN SIGNING THIS RELEASE, I AM NOT RELYING ON ANY REPRESENTATION OR STATEMENT (WRITTEN OR ORAL) NOT SPECIFICALLY SET FORTH HEREIN BY THE EMPLOYER OR ANY OF ITS REPRESENTATIVES WITH REGARD TO THE SUBJECT MATTER, BASIS, OR EFFECT OF THIS RELEASE OR OTHERWISE.

I WAS NOT COERCED, THREATENED, OR OTHERWISE FORCED TO SIGN THIS RELEASE. I AM VOLUNTARILY SIGNING AND DELIVERING THIS RELEASE.

I UNDERSTAND THAT BY SIGNING THIS RELEASE I ACCEPT THE EMPLOYER’S OFFER.

_________

IN WITNESS WHEREOF, the Parties have executed this Release Agreement.

AGREED TO AND ACCEPTED:

By Executive: ______________________________________ Mark. D. Klein DATE: _______________________________	For Company: By: ____________________________________ Representative’s Signature ____________________________________ Name, Title DATE: _____________________________